Exhibit 99.2

May 9, 2023

Dear Stockholder:

Distribution Solutions Group, Inc. (“DSG”) is pleased to announce a subscription rights offering (the “rights offering”) to purchase shares of DSG’s common stock, par value $1.00 per share (the “Common Stock”). Please read the summary terms below, the accompanying prospectus and the prospectus supplement, that detail the rights offering available to holders of Common Stock as of the Record Date (defined below).

The rights offering is expected to raise an aggregate amount of approximately $100 million. DSG expects to use the net proceeds of the rights offering for general corporate purposes and to fund, in combination with DSG’s expanded committed credit facility, the acquisition of all of the issued and outstanding capital stock of HIS Company, Inc.

The summary of terms contained in this letter does not contain all of the information you should consider before participating in the rights offering. You should carefully read the entire accompanying prospectus and prospectus supplement, including each of the documents incorporated therein by reference, before making an investment decision.

SUMMARY OF THE TERMS

•	Each stockholder receives one subscription right (the “Right”) for each share of Common Stock owned as of close of business on May 1, 2023 (the “Record Date”).

•	Each Right will be transferable but will not be listed for trading on any stock exchange or market.

•	Stockholders can purchase 0.105 shares of Common Stock for each Right issued.

•	Stockholders may exercise their Rights in full and in such event will have over-subscription rights.

•	The subscription price is $45.00 per share of Common Stock and this price was determined by DSG’s board of directors on May 8, 2023.

•	The rights offering expires at 5:00 p.m. Eastern Time on May 30, 2023 (the “Expiration Date”).

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Luther King Capital Management Corporation and its affiliates (collectively, the “LKCM Affiliates”) have indicated that they intend to fully exercise their Rights and over-subscription rights relating to their portion of the shares of Common Stock that remain unsubscribed at the Expiration Date.

If you hold your shares of Common Stock under your name, you may complete your subscription via the enclosed Subscription Certificate or online at www.DistributionSolutionsGroup.ComputershareCAS.com. If your shares are held in the name of your broker, you must contact your broker to participate in the offer.

Please call Georgeson LLC, DSG’s information agent at (888) 206-5970 if you have any questions about the rights offering.

Thank you for your loyalty and confidence in DSG as you consider investing.

Sincerely,

J. Bryan King Chairman & CEO	Ronald J. Knutson EVP & CFO